        UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-A

____________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
____________

Hydrogen Future Corporation
(Exact name of registrant as specified in its charter)
____________

Nevada (State of Incorporation or Organization)	333-138927 (Commission File Number)	20-5277531 (I.R.S. Employer Identification No.)

2525 Robinhood Street, Suite 1100 Houston, Texas 77005 (Address of Principal Executive Offices)

(281) 436-6036
(Registrant’s Telephone Number, Including Area Code)

____________

Securities to be registered pursuant to Section 12(b) of the Act:

(Title of each class to be so registered) N/A	(Name of each exchange on which each class is to be registered) N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-138927 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share
 (Title of Class)

Item 1.  Description of Registrant’s Securities to be Registered.

The following is a description of the material terms of the common stock, $0.001 par value, of Hydrogen Future Corporation (the “Company”).  This summary is qualified by reference to the actual provisions of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), and Bylaws, which are incorporated by reference from Exhibits 3.1 through 3.4 hereto, and Exhibit 3.5 hereto, respectively.  Additionally, the Nevada Revised Statutes (“NRS”) 78.010, et seq., as amended, may also affect the terms of the common stock.

The Company is not registering any authorized shares of its preferred stock.

               The Company has ten billion two hundred million (10,200,000,000) shares, of which ten billion (10,000,000,000) shares are designated as common stock, $0.001 par value, and two hundred million (200,000,000) shares are designated as preferred stock, $0.001 par value, authorized by its Articles.  The holders of the common stock of the Company are entitled at all meetings of shareholders to one vote for each share of such stock held by them.  The holders of the Company’s Series A Preferred Stock are entitled to vote on a 100 votes per share basis together with the common stock on any matter, including, but not limited to, the election of directors.  The Articles do not provide for cumulative voting in the election of directors.

The Company’s Bylaws provide that the presence in person or by proxy of the holders of a majority of the votes entitled to be cast on a matter at a meeting shall constitute a quorum of shareholders for that matter.  The shareholders may take any action without a meeting that they could properly take at a meeting, if one or more written consents setting forth the action so taken are signed by shareholders entitled to vote with respect to the subject matter holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required, and are delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

                Shareholders of the Company have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payment of any liquidation preference to the holders of preferred stock. Holders of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

                The Board of Directors has the authority to issue the authorized but unissued shares of common stock without action by the shareholders. Any future issuance of such shares would reduce the percentage ownership held by existing shareholders and might dilute the book value of their shares.

                The Company may issue preferred stock from time to time in one or more series, pursuant to certain authority held by the Board, including the authority to fix the designations, rights, qualifications, preferences, limitations and terms of such preferred stock.  The issuance of the preferred stock may, among other things, have the effect of diluting the holders of the Company’s common stock and delaying, deferring, or preventing a change in control of the Company.  There are currently one hundred million (100,000,000) shares of preferred stock of the Company that are designated as Series A Preferred Stock and are issued and outstanding, and the remaining shares of preferred stock are currently not designated or outstanding.

Pursuant to NRS 78.390, the Certificate of Formation may be amended by the affirmative vote of the shareholders holding shares in the Company entitling them to exercise at least a majority of the voting power.  The Bylaws may be adopted, altered, amended or repealed by the Company’s Board of Directors.

Item 2.                      Exhibits.

Exhibits.

Exhibit No.	Description

Exhibit 3.1	Amended and Restated Articles of Incorporation of A5 Laboratories, Inc., dated September 6, 2013, Exhibit 3.1 to Form 8-K filed on September 9, 2013 and incorporated by reference herein.

Exhibit 3.2	Certificate of Amendment to Amended and Restated Articles of Incorporation of A5 Laboratories, Inc. to change the Name of the Corporation to Hydrogen Future Corporation, dated October 10, 2013, Exhibit 3.1 to Form 8-K filed on December 9, 2013 and incorporated by reference herein.

Exhibit 3.3
Certificate of Amendment to Amended and Restated Articles of Incorporation of Hydrogen Future Corporation, dated December 9, 2013, Exhibit 3.4 to Form 8-K filed on December 9, 2013 and incorporated by reference herein.

Exhibit 3.4
Certificate of Amendment to Amended and Restated Articles of Incorporation of Hydrogen Future Corporation, dated January 10, 2014, Exhibit 3.1 to Form 8-K filed on January 24, 2014 and incorporated by reference herein.

Exhibit 3.5	Amended and Restated Bylaws of A5 Laboratories, Inc., Exhibit 3.2 to Form 8-K filed on September 9, 2013 and incorporated by reference herein.

Exhibit 3.6	Certificate of Designation, dated June 20, 2013, Exhibit 3.2 to Form 8-K filed on December 9, 2013 and incorporated by reference herein.

Exhibit 3.7	Amendment to Certificate of Designation after Issuance of a Class or Series, dated December 6, 2013, Exhibit 3.3 to Form 8-K filed on December 9, 2013 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HYDROGEN FUTURE CORPORATION (Registrant)

Dated: February 28, 2014	By:	/s/ Frank Neukomm
Name: Frank Neukomm
Title: Chairman, Chief Executive Officer (Principal Executive Officer)

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 3.1	Amended and Restated Articles of Incorporation of A5 Laboratories, Inc., dated September 6, 2013, Exhibit 3.1 to Form 8-K filed on September 9, 2013 and incorporated by reference herein.

Exhibit 3.2
Certificate of Amendment to Amended and Restated Articles of Incorporation of A5 Laboratories, Inc. to change the Name of the Corporation to Hydrogen Future Corporation, dated October 10, 2013, Exhibit 3.1 to Form 8-K filed on December 9, 2013 and incorporated by reference herein.

Exhibit 3.3
Certificate of Amendment to Amended and Restated Articles of Incorporation of Hydrogen Future Corporation, dated December 9, 2013, Exhibit 3.4 to Form 8-K filed on December 9, 2013 and incorporated by reference herein.

Exhibit 3.4
Certificate of Amendment to Amended and Restated Articles of Incorporation of Hydrogen Future Corporation, dated January 10, 2014, Exhibit 3.1 to Form 8-K filed on January 24, 2014 and incorporated by reference herein.

Exhibit 3.5	Amended and Restated Bylaws of A5 Laboratories, Inc., Exhibit 3.2 to Form 8-K filed on September 9, 2013 and incorporated by reference herein.

Exhibit 3.6	Certificate of Designation, dated June 20, 2013, Exhibit 3.2 to Form 8-K filed on December 9, 2013 and incorporated by reference herein.

Exhibit 3.7	Amendment to Certificate of Designation after Issuance of a Class or Series, dated December 6, 2013, Exhibit 3.3 to Form 8-K filed on December 9, 2013 and incorporated by reference herein.